Exhibit 99.1

Bain Capital GSS Investment Corp. Announces Pricing of

$400 Million Initial Public Offering

September 29, 2025

BOSTON, MASSACHUSETTS—(BUSINESS WIRE)—Bain Capital GSS Investment Corp. (the “Company”), announced today the pricing of its initial public offering of 40,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “BCSS.U” with trading expected to begin on September 30, 2025. Each unit consists of one Class A ordinary share of the Company and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the New York Stock Exchange under the symbols “BCSS” and “BCSS.W,” respectively.

The offering is expected to close on October 1, 2025, subject to customary closing conditions.

Citigroup Global Markets Inc. is acting as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 6,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: 800-831-9146.

The registration statement relating to the securities sold in the initial public offering was declared effective on September 29, 2025 by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Bain Capital GSS Investment Corp.

Bain Capital GSS Investment Corp. is a newly organized blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

The Company intends to target companies with compelling, defensible business models that provide a growth platform with substantial expansion potential. The Company believes that its management team is positioned to drive long-term value creation post-business combination through accelerating growth, expanding market share, improving operational efficiency and enhancing profitability through strategic and operational support.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Exhibit 99.1

Contacts

Investor Contact:

bcss-spac@baincapital.com.

Media Contact:

Scott Lessne & Charlyn Lusk Stanton

slessne@stantonprm.com/ clusk@stantonprm.com